Pricing Supplement 838BE To product supplement BE dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated March 12, 2010; Rule 424(b)(2)
Structured Investments	Deutsche Bank $10,890,000 Contingent Return Buffered Securities Linked to the Performance of a Basket of Three Asian Currencies Relative to the Euro due March 19, 2012
General
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The securities are designed for investors who seek a return linked to the performance of an equally weighted basket of currencies (the “Basket”) consisting of the Korean won, the Indonesian rupiah and the Singapore dollar (the “Basket Currencies”) relative to the Euro (the “Reference Currency”). Investors should be willing to forgo coupon payments and, if the Basket level declines by more than the Buffer Amount as of the Final Valuation Date, be willing to lose some or all of their investment. Any payment at maturity of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing March 19, 2012†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (“Face Amount”) and integral multiples thereof.
•	The securities priced on March 12, 2010 (the “Trade Date”) and are expected to settle on March 17, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Term	2 years
Basket:
The securities are linked to an equally weighted basket consisting of the Korean won, the Indonesian rupiah and the Singapore dollar
 (each a “Basket Currency,” and together the “Basket Currencies”) relative to the Euro (the “Reference Currency”).

Basket Currency	Reference Currency	Fixing Source	Fixing Time	Initial Spot Rate	Basket Currency Performance Weighting
Korean won (“KRW”)	Euro	Reuters Page “WMRSPOT40”	4:00 p.m. London time	1552.2147	1/3
Indonesian rupiah (“IDR”)	Euro	Reuters Page “WMRSPOT40”	4:00 p.m. London time	12591.3252	1/3
Singapore dollar (“SGD”)	Euro	euters Page “WMRSPOT40”	4:00 p.m. London time	1.91805	1/3
Currency of the Issue:	United States dollars
Payment at Maturity:	The investor will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount, as follows:
•       If the Ending Basket Level is greater than or equal to the Starting Basket Level, you will be entitled to receive a cash payment at maturity equal to the greater of: (a) $1,000 + ($1,000 x Basket Performance); and (b) $1,000 + ($1,000 x Contingent Return).
•       If the Ending Basket Level is less than the Starting Basket Level, and the Basket Performance is greater than or equal to -5.00%, you will be entitled to receive a cash payment at maturity of $1,000.00.
•       If the Basket Performance is less than -5.00%, you will be entitled to receive a cash payment at maturity, calculated as follows:
$1,000 + [$1,000 x (Basket Performance + Buffer Amount) x Downside Leverage Factor]
You will lose some or all of your investment in the securities if the Basket Performance is less than -5.00%.

Contingent Return:	21.00%
Buffer Amount:	5.00%
Downside Leverage Factor:	1.0526
Basket Performance:	The performance of the Basket from the Starting Basket Level to the Ending Basket Level, calculated as follows:
Ending Basket Level – Starting Basket Level
Starting Basket Level
The Basket Performance may be positive or negative.
Starting Basket Level:	100
Ending Basket Level:	The Ending Basket Level will be calculated as follows:

100 x [1 + (KRW Performance x 1/3) + (IDR Performance x 1/3) + (SGD Performance x 1/3)]
The KRW Performance, IDR Performance and SGD Performance will each equal the Currency Performance of the respective Basket Currency against the Euro, expressed as a percentage, from its Initial Spot Rate to its Final Spot Rate.

Currency Performance:	With respect to each Basket Currency, the performance of the relevant Basket Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
Initial Spot Rate – Final Spot Rate
Initial Spot Rate

The maximum Currency Performance for each Basket Currency will equal 100%, resulting in a maximum Basket Performance of 100% and a maximum possible Payment at Maturity of $2,000.00 per $1,000 Face Amount of the securities.

Initial Spot Rate:	For each Basket Currency, the Spot Rate for such Basket Currency on the Trade Date, as set forth in the table above under “Basket.”
Final Spot Rate:	For each Basket Currency, the arithmetic average of the Spot Rates on the Averaging Dates.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the Euro, expressed as units of the respective Basket Currency per Euro, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this pricing supplement under “Spot Rates.” The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in this pricing supplement.

Averaging Dates†:	March 8, 2012, March 9, 2012, March 12, 2012, March 13, 2012 and March 14, 2012 (the “Final Valuation Date”)
Final Valuation Date†:	March 14, 2012
Maturity Date†:	March 19, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A0 3J 0 / US2515A03J00
†	Subject to postponement as described under "Adjustments to Valuation Dates and Payment Dates" in the accompanying product supplement and "Market Disruption Events" in this pricing supplement.
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per security	$1,000.00	$15.00	$985.00
Total	$10,890,000.00	$140,175.00	$10,726,650.00
(1)  Certain fiduciary accounts will pay a purchase price of $985.00 per security, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., acting as placement agents for the securities, will receive a fee from the Issuer of $15.00 per $1,000 Face Amount of securities, but will forgo any fees for sales to certain fiduciary accounts.  The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$10,890,000.00	$776.46

JPMorgan
Placement Agent
March 12, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with product supplement BE dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BE dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200154/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What is the Total Return on the Securities at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the securities.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount of securities to $1,000.  The hypothetical total returns set forth below use a Starting Basket Level of 100 and a Contingent Return on the securities of 21.00%.  The hypothetical total returns set forth below are for illustrative purposes only.  The actual total returns applicable to a purchaser of the securities will be based on the Ending Basket Level on the Final Valuation Date.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Performance	Payment at Maturity	Return on the Securities
200.00	100.00%	$2,000.00	100.00%
180.00	80.00%	$1,800.00	80.00%
160.00	60.00%	$1,600.00	60.00%
140.00	40.00%	$1,400.00	40.00%
121.00	21.00%	$1,210.00	21.00%
120.00	20.00%	$1,210.00	21.00%
110.00	10.00%	$1,210.00	21.00%
105.00	5.00%	$1,210.00	21.00%
100.00	0.00%	$1,210.00	21.00%
99.00	-1.00%	$1,000.00	0.00%
98.00	-2.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
80.00	-20.00%	$842.11	-15.79%
60.00	-40.00%	$631.58	-36.84%
40.00	-60.00%	$421.05	-57.89%
20.00	-80.00%	$210.53	-78.95%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the hypothetical total returns set forth in the table above are calculated.

Example 1: The Basket level increases from the Starting Basket Level of 100 to the Ending Basket Level of 130.  Because the Ending Basket Level of 130 is greater than the Starting Basket Level of 100, and the Basket Performance of 30.00% is greater than the Contingent Return of 21.00%, the investor receives a Payment at Maturity of $1,300.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x 30.00%) = $1,300.00

Example 2: The Basket level increases from the Starting Basket Level of 100 to the Ending Basket Level of 110.  Because the Ending Basket Level of 110 is greater than the Starting Basket Level of 100, and the Basket Performance of 10.00% is less than the Contingent Return of 21.00%, the investor receives a Payment at Maturity of $1,210.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x 21.00%) = $1,210.00

Example 3: The Basket level decreases from the Starting Basket Level of 100 to the Ending Basket Level of 98.00, resulting in a Basket Performance of -2.00%. Because the Basket Performance is negative but is greater than or equal to -5%, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of the securities.

Example 4: The Basket level decreases from the Starting Basket Level of 100 to the Ending Basket Level of 80.00, resulting in a Basket Performance of -20.00%. Because the Basket Performance is less than -5%, the investor will receive a Payment at Maturity of $842.11 per $1,000 Face Amount, calculated as follows:

$1,000 + [$1,000 x (-20% + 5%) x 1.0526] = $842.11

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The return on the securities is linked to the performance of the Basket Currencies relative to the Euro. If the Ending Basket Level is greater than or equal to the Starting Basket Level, you will receive a return at maturity of at least 21.00%, which we refer to as the Contingent Return, even if the Basket Performance is less than 21.00%. If the Basket Performance is greater than the Contingent Return, you will be entitled to receive a return on the securities reflecting the Basket Performance. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment of the Face Amount of the securities at maturity is protected against a decline in the Basket level of up to the Buffer Amount of 5.00%. If the Basket Performance is less than  -5.00%, you will lose an amount equal to 1.0526% of the Face Amount of your securities for every 1% that the Basket Performance is less than -5.00%. Accordingly, you will lose some or all of your initial investment if the Basket Performance is less than -5.00%.

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DIVERSIFICATION AMONG THE BASKET CURRENCIES — The return on the securities is linked to the performance of a Basket consisting of the Korean won, the Indonesian rupiah and the Singapore dollar, which we refer to as the Basket Currencies, relative to the Euro, which we refer to as the Reference Currency.  Accordingly, the level of the Basket will increase as the Basket Currencies appreciate relative to the Euro, and will decrease as the Basket Currencies depreciate relative to the Euro.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the securities.  Although the tax consequences of an investment in the securities are uncertain, based on that opinion we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes.  Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange.  If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.  The remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code, your gain or loss on the securities should be treated as ordinary income or loss unless on or before the date on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations.  Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.  Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the transaction on your books and records on the date you acquire your securities as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification of the election.

In December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In December 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency.  The securities are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters.  Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Basket Currencies.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Basket Currencies relative to the Euro and will depend on the Ending Basket Level as compared to the Starting Basket Level. If the Basket Performance is less than -5.00%, your investment will be exposed on a leveraged basis to the extent that the Basket Performance is less than -5.00% and you will lose an amount equal to 1.0526% of the Face Amount of your securities for every 1% that the Basket Performance is less than -5.00%. Any Payment at Maturity is subject to our ability to satisfy our obligations as they become due.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS – An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the value of the securities. Any payment on the securities is subject to our creditworthiness.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES – You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. The Basket Performance is based on the Currency Performance for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase securities from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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GAINS IN THE CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE CURRENCY PERFORMANCE OF OTHER BASKET CURRENCIES – The securities are linked to the performance of the Basket, which is composed of three currencies with equal weightings. The Basket Performance will be based on the appreciation or depreciation of the Basket as a whole. Therefore, positive Currency Performances of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Performances of one or more other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Performance equal to or less than zero. The performance of the Basket is dependent on the Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

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CURRENCY MARKETS MAY BE VOLATILE – Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your securities in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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LEGAL AND REGULATORY RISKS – Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the securities.

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THE BASKET CURRENCIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Basket Currencies, and, consequently, the return on the securities.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Averaging Dates would likely have an adverse effect on the Final Spot Rate for each Basket Currency, and therefore, on the return on your securities. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch , as calculation agent, being unable to determine the Basket Performance using its normal means. The resulting discretion by the calculation agent in determining the Basket Performance could, in turn, result in potential conflicts of interest.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Performance and maintains some discretion as to how such calculations are made, in particular if the Spot Rate for any Basket Currency is not available on any Averaging Date. In addition, the Issuer may hedge its obligations under the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the performance of the Basket Currencies.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES – The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the securities.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES – Changes in the Basket Currencies during the term of the securities before the Averaging Dates may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Performance by multiplying the Currency Performance for each Basket Currency by its respective weighting and then taking the sum of the weighted Currency Performances, as described above. The Currency

Performances will be calculated only as of the Final Valuation Date, and will be based on the arithmetic average of the Spot Rates for each Basket Currency on the Averaging Dates. As a result, the Basket Performance may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the securities before moving to unfavorable levels on the Averaging Dates.

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WE AND OUR AFFILIATES AND AGENTS, OR J.P. MORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES.  ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES – We, our affiliates and agents, and J.P. Morgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or J.P. Morgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or J.P. Morgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Currencies to which the securities are linked.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – We expect that, generally, the Spot Rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the Euro. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies and the Euro, as reference currency;

•	the time to maturity of the securities;

•	the exchange rates and the volatility of the exchange rate between each Basket Currency and the Euro;

•	interest and yield rates in the market generally and in the markets of the Basket Currencies and the Euro;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE SECURITIES – It is impossible to predict whether any of the EUR/KRW Spot Rate, the EUR/IDR Spot Rate and the EUR/SGD Spot Rate will rise or fall. The EUR/KRW Spot Rate, the EUR/IDR Spot Rate and the EUR/SGD Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN – The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Performance in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Basket Performance or payment at maturity in the ordinary manner, the calculation agent will determine the Basket Performance or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Averaging Dates, the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate of a Basket Currency is not available on an Averaging Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  In addition, as described above under “Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In December 2007, the IRS also released a revenue ruling holding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency.  The securities are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Spot Rates

The Spot Rate for the Korean won will be the EUR/KRW mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Korean won per one Euro, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT40” (or any successor page) on such date of calculation.

The Spot Rate for the Indonesian rupiah will be the EUR/IDR mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Indonesian rupiah per one Euro, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT40” (or any successor page) on such date of calculation.

The Spot Rate for the Singapore dollar will be the EUR/SGD mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Singapore dollars per one Euro, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT40” (or any successor page) on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Averaging Dates, the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate of a Basket Currency is not available on any Averaging Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

Historical Information

The following charts show the historical performance of the Basket Performance as well as historical individual exchange rates for each of the Basket Currencies against the Euro.  In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. The retrospective data for the Basket Performance was calculated by setting the level to 100 on March 12, 2010 and measured retrospectively to January 31, 2000. The historical high, low and period-end exchange rates for each Basket Currency are shown for the period from January 3, 2000 through March 12, 2010. The retrospective and historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth herein), future performance of the Basket Currencies or the Basket Performance. The numbers appearing in the below tables may have been rounded for ease of analysis. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Performance is more or less likely to increase or decrease at any time during the term of the securities. As set forth in the following tables, for each Basket Currency, a higher exchange rate for a given year indicates a weakening of the relevant Basket Currency relative to the Euro, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the Euro. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from March 12, 2000 through March 12, 2010. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Past performance is not indicative of future performance.

Korean Won
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through March 12, 2010
(expressed as units of Korean won per Euro)

Korean Won	High	Low	Period End
2000	1187.6458	918.5905	1187.6458
2001	1226.5491	1068.6920	1168.3500
2002	1257.7332	1124.1000	1243.6051
2003	1508.3445	1226.9500	1501.2712
2004	1531.0000	1357.0000	1403.9448
2005	1408.4417	1188.1526	1196.6982
2006	1245.2646	1143.4443	1226.9248
2007	1398.4923	1204.7993	1377.9537
2008	2023.3501	1360.9177	1809.3378
2009	2007.0713	1655.2844	1656.9696
2010 (through March 12, 2010)	1669.0162	1542.8850	1553.4360

Past performance is not indicative of future performance.

Indonesian Rupiah
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through March 12, 2010
(expressed as units of Indonesian rupiahs per Euro)

Indonesian Rupiah	High	Low	Period End
2000	9050.00	6950.00	9050.00
2001	11120.00	7598.00	9270.00
2002	9441.00	7939.00	9387.78
2003	10687.87	8889.55	10603.31
2004	12767.43	10122.01	12563.63
2005	13799.58	11337.23	11647.08
2006	12263.64	10808.55	11870.97
2007	14049.42	11619.98	13715.54
2008	16398.47	12520.53	15824.38
2009	16373.23	13458.46	13552.41
2010 (through March 12, 2010)	13557.30	12454.00	12565.62

Past performance is not indicative of future performance.

Singapore Dollar
Historical High, Low and Period-End Exchange Rates
January 3, 2000 through March 12, 2010
(expressed as units of Singapore dollars per Euro)

Singapore Dollar	High	Low	Period End
2000	1.7388	1.4444	1.6332
2001	1.6700	1.5240	1.6389
2002	1.8245	1.5734	1.8196
2003	2.1498	1.8021	2.1412
2004	2.2370	1.9872	2.2115
2005	2.2224	1.9594	1.9697
2006	2.0620	1.9202	2.0244
2007	2.1645	1.9802	2.1009
2008	2.2067	1.8616	1.9990
2009	2.0977	1.9163	2.0120
2010 (through March 12, 2010)	2.0232	1.8905	1.9186

Past performance is not indicative of future performance.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., acting as placement agents for the securities, will receive a fee from the Issuer of $15.00 per $1,000 Face Amount of securities, but will forgo any fees for sales to certain fiduciary accounts.  The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.